Exhibit 10.2

LICENSING AGREEMENT
This LICENSING AGREEMENT ("Agreement") is made effective as of this 15'" day of February, 2017_("Effective Date"), by and between AMMO, Inc., a Delaware corporation ("AMMO") with an office at 6402 East Thomas Rd, Scottsdale, AZ 85251, and Jeff Rann, an individual residing at 5420 County Road 531, Hondo, TX, 78861 ("JR").
WHEREAS, JR is a well known Hunter, Guide and Spokesman for the Gun and Ammo industry whose name, endorsements, and services have commercial value to AMMO;
WHEREAS, AMMO is desirous to obtain the right to use the name, likeness, and endorsement of JR and name, likeness, imagery and endorsement of JR in connection with the advertisement and promotion of certain products of AMMO, namely a Jeff Rann branded line of ammunition, and associated other promotional items related to the line of ammunition. NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged JR, and AMMO agree as follows:
1. DEFINITIONS.
a.	"Confidential Information" means all financial,
commercial, technical, proprietary, personal and other information, data, trade secrets and know-how of either party that is not generally known or readily derivable from publicly available information, including the terms of this Agreement.
b.
"Image Rights" means the right to use the name, image, photographs, autograph, likeness, characterization, biography, visual and audio representation of JR as well as images, songs, name and logos for JR.

c.	"Intellectual Property Rights" means all patents and patent applications, utility models, rights in industrial designs, trademarks (whether registered or unregistered and including any goodwill in such trademarks), service marks, trade names, business names, internet domain names, rights in designs (whether registered or unregistered), copyrights, moral rights, rights in Confidential Infotination, rights in inventions (whether patentable or not), and all rights in discoveries, improvements, techniques, processes, tools, models, concepts, and systems, and all other intellectual property rights, whether registered or unregistered, including any form of application for any of the same and all similar or equivalent rights which may exist anywhere in the world.
d.
"Products" means AMMO's Jeff Rann branded line of ammunition including the calibers of ammunition listed in "Schedule A" ("Products"), and other associated Jeff Rann branded promotional items related thereto. Such other promotional items include other items commonly promoted and sold by other ammunition manufacturers to promote the branding and recognition of their ammunition, for example, clothing, hats, etc.

e.	"Net Profit" means Net Sales minus cost of goods sold, minus operating expenses, minus taxes, minus interest.
f.	"Net Sales" means the revenue received from the wholesale sale of Jeff Rann Branded Products, less customary discounts, and allowances, and less any bona fide returns.
g.	"Potential Retailers" means retail and e-commerce companies with which JR already has commercial relationships for other JR branded products, and which are targets to distribute and sell Jeff Rann Branded Products.
2.
APPOINTMENT/ENGAGEMENT. AMMO engages JR, and JR hereby accepts the engagement, to provide for his endorsement of, and assistance in offering/selling AMMO's Jeff Rann Branded Products pursuant to the terms herein.

3.	TERM. Unless terminated in accordance with Section 15,

the term of this Agreement shall commence as of the Effective Data and shall continue for an initial term of five (5) years ("Initial Term"). The Agreement shall be automatically extended for successive additional one (1) year temis (each a "Renewal Tenn") unless either party gives ninety (90) days advanced written notice of the desire to terminate. The Initial Term and any Renewal Term(s) are collectively referred to as the Term.

4.     GRANT. During the Term, and subject to the limitations herein, JR grants AMMO exclusive, worldwide rights to JR's Image Rights and any and all trademarks associated with JR in connection with the marketing, promotion, advertising, sale, and commercial exploitation of the Products for such purposes as AMMO may reasonably require. Such Image Rights shall include, but not be limited to, the following uses:
a.	One or more television and/or radio commercials
b.	Product packaging, promotion, and advertising
c.	Use on the interne, including AMMO's website
d.	In AMMO press releases
e.	Personal appearances, for example, speaking engagements, trade shows, and exhibitions
f.	Throughout all AMMO controlled and operated social media pages and sites
g.	Use in/on any advertising medium including magazine, billboard, electronic displays etc
5.  SERVICES. In connection with the appointment, JR agrees to do the following for the Term ("Services"):
a. JR will provide images and video content of himself, his work, safaris he is involved in, various animals and hunting images, images of Products being utilized in hunts, etc. Images will be used in conjunction with the marketing, promotion, and sale of the Jeff Rann Branded Products. The photograph(s) shall be submitted to AMMO as requested. In the event JR does not accept or reject the submitted packaging within seven (7) days, the photograph(s) will be deemed accepted by JR.
b.
Assist AMMO in promoting the Products through JR branded social media outlets, provide imagery and content as requested by AMMO to incorporate in social media and websites. JR agrees to provide content to do a minimum of 4 posts per month during Term on each social media platform operated by AMMO. JR will provide AMMO with both video content and static image posts to help promote and support AMMO.

c.	Provide proposed designs for the packaging of the Jeff Rann Branded Products, provided that the ultimate design and packaging shall be at AMMO's absolute discretion.
d.
Review and provide input on the Jeff Rann Branded Products, provided that the ultimate technical specifications, function, and overall design of the Jeff Rann Branded Products shall be at AMMO's absolute discretion, notwithstanding the foregoing, the ten calibers listed on Schedule A attached hereto and the components used to manufacture said calibers shall be approved by both AMMO and JR.

e.
In coordination with, and subject to AMMO's approval, JR shall assist with introductions to, calling upon, and negotiations with Potential Retailers for the sale and distribution of Jeff Rann Branded Products.

f.	If JR is involved in any sponsored photography sessions, internet, promotional, or television commercials, JR shall wear items of clothing and/or accessories that AMMO deems appropriate for the marketing, promotion, advertising and sale of the Jeff Rann Branded Products.

g.
JR agrees to make a minimum of four (4) appearances annually at, once at each of the following trade shows or promotional events: 1) Dallas Safari Club Convention, 2) Safari Club International Convention, 3) National Shooting Sports Foundation "Shot Show", and 4) National Rifle Association Convention . At such appearances, JR agrees to sign autographs for at least four (4) hours per appearance. Additional appearances shall be at JR's discretion and subject to JR's availability.
h.
JR hereby agrees that he shall not grant right to use the Jeff Rann, Image Rights to any other ammunition manufacturer or retailer of the same product(s), or similar product(s), to that of the Jeff Rann Branded Products.

i.
JR agrees not to develop, sponsor, endorse, or promote (i) any other products that are substantially similar in purpose to, or competitive with the Jeff Rann Branded Products; or (ii) any other ammunition manufacturer, or retailer which sells products that are similar in purpose to, or competitive with the Jeff Rann Branded Products. The parties specifically agree that JR's promotion and sale of Products is authorized.

j.	For all of the Services provided herein, JR agrees that none of the Services will contain any obscene or defamatory material and will not expose AMMO to criminal or civil proceedings.
k.
JR agrees not to participate in any activities which would prejudice the goodwill and reputation of AMMO and/or the Jeff Rann Branded Products during the Term of the Agreement, and for a period of twelve (12) months thereafter.

1. JR agrees not to act or engage in any action or conduct which would impugn his character or reputation or that of his work hereunder.
m.	JR will wear AMMO branded shirts and hats as required by AMMO.
n.
JR shall host and guide a total of ten (10) hunts on his 777 Ranch for AMMO during the first five (5) years of this Agreement, and AMMO will be credited Ten Thousand Dollars ($10,000.00) to be applied towards the cost of each hunt (based on the pricing of the 777 Ranch in effect at the time of the hunt). In no event shall JR be required to credit AMMO more than One Hundred Thousand Dollars ($100,000.00) during the term of this Agreement. AMMO will facilitate and pay for the filming and photographing of the hunts on the 777 Ranch for promotional purposes.
o.
JR will assist in Product development and have approvals over packaging and Products. After submission for approval, JR will have 72 hours to approve. Failure to approve within the 72 hours will deem to have been approved.

p.	All Products must meet guidelines and standards as agreed on between AMMO and JR, JR shall specifically approve the calibers and components of the JR Branded ammunition. .
The limitations in Sections 5(j) and (k) shall extend through the Transition Period. AMMO agrees to reimburse JR for any out-of-pocket, reasonable, preapproved travel expenses, including airfare, ground transportation, hotel accommodations, and meals related to performance of the Services hereunder. For any air travel over two (2) hours, JR and one companion are authorized to purchase if available, and AMMO will reimburse JR for, business class tickets or comparable. For all other air travel, AMMO will reimburse JR and companion for standard coach ticket air fare. Reimbursement shall be subject to production of receipts or other appropriate evidence of payment.
6. CONFIDENTIALITY. Each party agrees that it will not disclose to any third party or use any Confidential Information disclosed to it by the other party except as expressly permitted in this Agreement; and that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. The foregoing restrictions do not apply to (a) any use or disclosures authorized by the disclosing party; (b) any use or disclosure required by law or by court, provided that the receiving party provides the disclosing party as much notice of the disclosure, or potential disclosure, as possible; and (c) any information which is already in, or comes into, the public domain other than through the receiving party's unauthorized disclosure.
7.
TRADEMARKS. The Parties acknowledge and agree that AMMO may adopt, use, and/or seek trademark registration for, one or more trademarks relating to the Jeff Rann Branded Products, including but not limited to Jeff Rann Branded Line of ammunition. The Parties agree that AMMO shall own all rights to such trademarks, and all use of such trademarks shall inure to the benefit of AMMO, provided that AMMO shall cease using JEFF RANN as part of any such trademark(s) upon termination of this Agreement and expiration of the Transition Period. JR agrees to cooperate with AMMO in seeking federal registration of any such trademark by AMMO. Without limiting the foregoing, JR agrees to execute any necessary consent required by the United States Patent and Trademark Office ("USPTO") for use of the Jeff Rann name, and JR agrees, to the extent necessary, to execute any necessary consent and/or co-existence agreements required by the USPTO.

8.
OWNERSHIP OF INTELLECTUAL PROPERTY. Subject to the limitations herein, and in consideration of the Royalty paid to JR, JR agrees to assign, and does hereby assign, all present and future Intellectual Property  Rights related to the Services, including but not limited to in all media and advertising related to the Jeff Rann Branded Products, and any other material created for the purpose of this Agreement, including but not limited to the trademarks, and any packaging designs of JR. AMMO shall be entitled to use, exploit or license any of the material produced or created as a result of the Services provided by JR. JR shall give AMMO immediate written notice of any actual, threatened, or suspected infringement of AMMO's Intellectual Property Rights. JR represents and warrants that any intellectual property contributed by JR (including the use of JEFF RANN as part of the Jeff Rann trademark), will not infringe the Intellectual Property Rights of any third party. Notwithstanding anything contained herein to the contrary, this grant of the Intellectual Property is specific limited in scope to only the Intellectual Property Rights associated with the Products and related Services detailed herein and does not include any rights related to 777 Ranch, Inc. or Rann Safaris.
9.
COMPENSATION. In exchange for JR's performance of the Services, AMMO agrees to pay JR a royalty, calculated by method of: (a) for all ammunition Products, JR will be paid three percent (3%) of the Net Sales for which payment has been received from the applicable customer ("Ammunition Royalty"); and (b) for non-ammunition Jeff Rann Branded Products (e.g., t-shirts, hats, and other promotional items), JR will be paid twenty-five percent (25%) of the Net Profit for which payment has been received from the applicable customer ("Promotional Item Royalty"). The Ammunition Royalty and Promotional Item Royalty are collectively referred to as "Royalty". Royalty payments to be paid quarterly. AMMO will make this payment to JR within 45 days of the close of each fiscal quarter. Along with the payment of the Royalties, AMMO shall provide a royalty statement showing the Net Sales or Net Profit (as applicable) of the Jeff Rann Branded Products, and the amount of Royalties due to JR. Upon reasonable request by JR, but not more than annually, AMMO shall make its applicable books and records available for review by JR to confirm payment of the applicable Royalties.

10.
STOCK COMPENSATION. JR will receive a onetime signing bonus of 50,000 shares of AMMO common stock. Annual Performance Bonus are as follows:
Gross sales of Products reach $2,500,000-$5,000,000 —10,000 shares

Gross sales of Products reach $5,000,001-$10,000,000-15,000 shares
Gross sales of Products reach $10,000,001-$15,000,000-20,000 shares
Gross sales of Products reach $15,000,001< - 30,000 shares
In addition, as compensation for the Hunt Credit in Section 5(n), JR shall receive an additional 50,000, restricted shares of common stock, to be issued with the onetime signing bonus above (the "Hunt Credit Shares"). Except to the extent required by applicable law, JR's ability to sell the Hunt Credit Shares shall not be restricted as defined in Sections 10.2, 10.3, 10.4 and 10.5.
10.01 RESTRICTIONS ON AMMO,  INC.  SHARES ISSUED PURSUANT TO THIS AGREEMENT.
The common stock shares that may be issued by the AMMO pursuant to this Agreement will not been registered and are being issued pursuant to a specific exemption under the Securities Act, as well as under certain state securities laws for transactions by an issuer not involving any public offering or in reliance on limited federal preemption from such state securities registration laws. The share, to be issued by the AMMO pursuant to this Agreement must be held and may not be sold, transferred, or otherwise disposed of for value unless such securities are subsequently registered under the Securities Act or an exemption from such registration is available, and that the certificates representing the shares of AMMO, Inc. Common Stock issued pursuant to this Agreement will bear a legend in substantially the following form so restricting the sale of such securities:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

Except as JR may be otherwise restricted from selling shares of the common stock of the AMMO (the "Common Stock") under applicable federal or state securities laws, rules and regulations and Securities and Exchange Commission (the "SEC") interpretations thereof, (except for the 50,000 Hunt Credit Shares) JR may only sell the Common Stock subject to the following conditions:
10.02 Notwithstanding any applicable federal or state securities laws, rules and regulations and Securities and Exchange Commission (the "SEC") interpretations thereof, JR shall not be allowed to sell any shares of Common Stock for twelve (12) months subsequent to the Effective Date of this Agreement (the "Lock-Up Period");
10.03 Notwithstanding any applicable federal or state securities laws, rules and regulations and Securities and Exchange Commission (the "SEC") interpretations thereof and for the twelve (12) months following the Lock-Up Period (the "Leak-Out Period"), JR shall only be permitted to sell shares of JR's Common Stock in accordance with the following terms and conditions:
10.04 If the average trading volume of the AMMO's stock exceeds $25,000 per day for the 5 trading days prior to the date of any sale of Common Stock by JR during the Leak-Out
Period, then JR can sell no more than 3% of their total holdings on a monthly basis such Common Stock without restriction.
10.05 If the average trading volume of the AMMO's stock is less than or equal to $25,000 per day for the 5 trading days prior to the date of any sale of Common Stock by JR during the Leak-Out Period, then JR can only sell that certain number of Common Stock shares equal to 1% of the total issued shares to JR every 30 days during the Leak-Out Period.

10.06 An appropriate legend describing this Agreement shall be imprinted on each stock certificate representing Common Stock covered hereby, and the transfer records of the AMMO's transfer agent shall reflect such appropriate restrictions.
10.07 JR agrees that she will not engage in any short selling of the Common Stock of the AMMO.
11.
DISCOUNTS. Notwithstanding the foregoing, the parties recognize that Potential Retailers may seek special discounts for Products. In such event, the parties agree to negotiate in good faith appropriate adjustments to the Royalty to ensure the overall decrease in revenue is equitably shared between JR and AMMO.

12.
PRODCT PURCHASE. JR may purchase Product to sell across his website(s) at AMMO's lowest pricing offered to wholesale vendors. If requested, JR will receive 100 rounds of each caliber of the Jeff Rann Branded Products per month during the Term.

13.
INDEMNITY. AMMO and JR mutually agree to defend, indemnify, and hold harmless the other against all third party claims, losses (including attorneys' fees), liabilities, judgement, and settlements arising from or relating to its own breach of this Agreement. In addition, AMMO shall indemnify JR and hold JR, harmless from and against any and all claims, demands, damages, liabilities, losses and expenses (including reasonable attorneys' fees), relating directly or indirectly to the Products and the manufacturing of the Products, provided however that AMMO shall not indemnify JR against any claims, demands, damages, liabilities, losses or expenses arising from JR's gross negligence or willful misconduct. In the event of a claim hereunder, JR and AMMO agree to provide full details in writing to the other party at the earliest opportunity and shall not settle any such matter without first consulting the other party. The indemnifying party will promptly reimburse the indemnified party for all reasonable expenses and cost incurred in defending the indemnified party. The indemnified party will have the right to select its own counsel, subject only to the indemnifying party's reasonable right of approval of any such counsel. This indemnification will survive termination of the Agreement.
14.
INSURANCE. During the term of this Agreement, AMMO shall maintain in full force and effect commercial general liability insurance and product liability insurance , in amounts of not less than Ten Million ($10,000,000) dollars for a single accident occurrence or in the aggregate. JR shall be named as an additional insured and AMMO shall provide JR a certificate evidencing the aforementioned insurance is in effect.

15.
DEFAULT AND TERMINATION. If either party at any time during the Term shall (a) fail to make a required payment when due; (b) goes into voluntary or involuntary liquidation or is declared insolvent; or (c) fail to observe or perform any of the covenants, agreements or obligations under this Agreement , the non-defaulting party may terminate this Agreement if such default is not cured within thirty (30) days after the defaulting party shall have received written notice of such failure specifying in reasonable detail the nature of such default. The termination rights shall not constitute the exclusive remedy.
Upon any termination of this Agreement, AMMO shall be entitled to a transition period of twelve (12) months ("Transition Period") during which it can continue to use the Image Rights to enable it to liquidate all inventory and in-process orders for Products.

In addition to the foregoing, in the event JR engages in any conduct or activity that sheds a negative light or disparaging light on JR or AMMO, then AMMO may terminate this Agreement for cause on ten (10) days notice, without opportunity to cure on JR's behalf AMMO shall continue to pay all applicable Royalties due to JR during the Transition Period.
16.
LIMITED LIABILITY. Notwithstanding anything to the contrary in this Agreement, except for AMMO's indemnification obligations in Section 13, AMMO's liability to JR shall not exceed the remuneration, excluding reimbursement of expenses, actually paid by AMMO to JR over the preceding twenty-four (24) months. In no event will AMMO be liable for any indirect, incidental, reliance, special, consequential, or punitive damages for any claim or cause of action (including negligence) arising out of or related to this Agreement, even if AMMO has been advised of the possibility of such damages.

17.
FORCE MAJEURE. If performance of this Agreement or any obligation under this Agreement is prevented, restricted, or interfered with by causes beyond either party's reasonable control ("Force Majeure"), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by natural emergencies, insurrections, riots, or wars, strikes, lock-outs, work stoppages. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perfoint with reasonable dispatch whenever such caused are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

18.	ARBITRATION. Any controversies or disputes arising

out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. In the event the parties are unable to agree to such a selection, AMMO and JR will select an arbitrator and the two arbitrators in turn shall select a third arbitrator, all three of whom shall preside jointly over the matter. The arbitration shall take place at a location that is reasonably centrally located between the parties, or otherwise mutually agreed upon by the parties. All documents, materials, and information in the possession of each party that are in any way relevant to the dispute shall be made available to the other party for review and copying no later than 30 days after the notice of arbitration is served. The arbitrator(s) shall not have the authority to modify any provision of this Agreement or to award punitive damages. The arbitrator(s) shall have the power to issue mandatory orders and restraint orders in connection with the arbitration. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgement may be entered in conformity with the decision in any court having jurisdiction. The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement.
The costs of the arbitrators shall be split between the parties appearing before the arbitrators.
19. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Agreement. This Agreement supersedes any prior written or oral agreements between the parties.

20.
SEVERABILITY. If any provision of this Agreement will be held invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

21.
ASSIGNMENT. The rights of each party under this Agreement are personal to that party, and neither this Agreement, nor any of the rights or obligations contained herein, may be assigned (by contract, law, or otherwise) or transferred by any party without the prior, express written consent of the parties hereto. Notwithstanding the foregoing, AMMO may delegate or assign any or all of its rights under this Agreement to any of its subsidiaries or affiliates. Any purported assignment in violation of this section shall be null and void.

22.	AMENDMENT. This Agreement may not be modified or amended except by a written document executed by an authorized representative of each party.
23.
GOVERNING LAW. This Agreement, any amendments hereto, and any and all issues or controversies arising hereunder, shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware without regard to its choice of law provisions.

24.
NOTICES. Any notice or communication required or permitted under this Agreement shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the following addresses, or to such other address as one party may have furnished to other in writing:

(1) for JR, P.O. Box 610, Hondo TX 78861 ; (2) for AMMO, 6401 East Thomas, Scottsdale, AZ 85251, Attn: Fred Wagenhals.

25.
WAIVER OF CONTACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

26.
RELATIONSHIP OF THE PARTIES. Nothing contained in this Agreement shall be deemed or construed to place the parties in relationship of partners, joint venturers, principal-agent, or employer-employee, it being understood that the parties hereto are and will remain independent contractors in all respects, and neither party shall have any right to obligate or bind the other in any manner whatsoever. Nothing herein shall be deemed to provide any right or remedy to any third party.

27.
CONSTRUCTION OF THE AGREEMENT. The parties acknowledge that they have jointly participated in the negotiation of this Agreement and no provision of the Agreement shall be construed against, or be interpreted in favor of, either party by reason of such party having or deemed to have structured, dictated, or drafted such provision.

28.
COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and taken together shall be construed as a single instrument. This Agreement may be executed by electronic submission and signatures on such a copy shall be deemed as an original signature.

29.
SIGNATORIES AUTHORITY TO CONTRACT. Each of the parties to this Agreement represent and warrant that it has the full right and power to enter into this Agreement, to perform all designated obligations; and grant all designated rights without violating the legal or equitable rights of any other party, and the execution and performance hereunder will not conflict with or result in breach of or default of any other agreement to which the party is bound

IN WITNESS WHEROF, this Agreement is effective as of the Effective Date shown above.

AMMO, Inc.
/s/ Fred Wagenhals	Dated:	4-14-17
Fred Wagenhals
CEO

Jeff Rann - Individual
/s/ Jeff Rann	Dated:	4-14-17
Jeff Rann - Individual

SCHEDULE A
Calibers for Jeff Rann Branded Ammunition
Safari Series —
470 Nitro Express
.416 Remington
375 Win Mag
.338 Win
.300 Win.
American Hunter Series —
308 Win
30-06
7 mm Remington Mag
270 Win
243 Win
3/314393.7